EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477

AMERICAN SOFTWARE INITIATES QUARTERLY CASH DIVIDEND

ATLANTA, GA (July 9, 2003)—American Software, Inc. (NASDAQ: AMSWA) today announced that its Board of Directors has initiated a dividend policy and declared the Company’s initial quarterly cash dividend of $0.06 per share of American Software common stock.

The Company’s first cash dividend is payable on September 19, 2003 to both Class A and Class B shareholders of record at the close of business on August 20, 2003.

Commenting on the Company’s decision to begin paying dividends, James C. Edenfield, President and CEO of American Software, said “The Board is pleased that the Company’s strong financial position allows us to reward our investors with a direct and tangible return in the form of a regular dividend. With our significant cash balance, we have the resources necessary to invest in profitably growing our business as our first priority, while also returning cash to shareholders. We also believe that paying a dividend may make American Software’s stock more attractive to a broader range of long-term investors. It is especially fortunate for our shareholders that American Software is in a financial position to initiate a quarterly dividend policy when Congress has just amended our tax laws to dramatically reduce the tax rate on corporate dividends.”

About American Software, Inc.

Headquartered in Atlanta, American Software develops, markets and supports one of the industry’s most comprehensive offering of integrated business applications, including enterprise-wide, supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise™ is a total ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies, full global capability and integrated data marts. American Software owns 86% of Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative supply chain planning solutions via the Internet. New Generation Computing, Inc. (NGC), a wholly-owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers, importers and other businesses in the sewn-products industry.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes and uncertainty in general economic conditions, technology and the market for the Company’s products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s Form 10-K for the year ended April 30, 2002 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc.,(404) 264-5477 or fax: (404) 237-8868.

For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305 (800) 726-2946. (404) 261-4381. FAX: (404) 264-5206 INTERNET: www.amsoftware.com or E-mail: ask@amsoftware.com